Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM’S INNERCOOL THERAPIES UNIT ANNOUNCES

PUBLICATION OF POSITIVE EFFECTS OF EARLY AND RAPID HYPOTHERMIA

FOLLOWING HEART ATTACK

SAN DIEGO, CA – April 15, 2008 – Cardium Therapeutics (AMEX: CXM) and its operating unit InnerCool Therapies announced today that positive findings from a preclinical study, demonstrating a new and expanded benefit of early rapid hyperthermia (cooling) for the potential treatment of acute myocardial infarction (heart attack), has been published online by BioMed Central (BMC) Cardiovascular Disorders (2008, 8:7, April 10, 2008).

The study, conducted by a team of interventional cardiologists at the Lund University Hospital, Sweden, evaluated the effect of early and rapid cooling induced by a combination of cold saline infusion along with InnerCool’s endovascular Celsius Control™ System, before or immediately after reperfusion when coronary blood flow was restored in the heart in a porcine heart attack model. Results from this study demonstrated that rapid cooling (to <35 degrees Celsius) prior to reperfusion significantly reduced overall myocardial infarct size (a measure of tissue damage in the heart) and protected the heart from other injury.

“We believe that InnerCool’s low-profile, high-performance endovascular cooling system has the capacity to achieve rapid cooling within the short time available before coronary reperfusion must occur in order to potentially limit the amount of damage due to reperfusion injury following heart attack,” stated Christopher J. Reinhard, Chairman and Chief Executive Officer of Cardium Therapeutics and InnerCool Therapies. “To achieve cooling rates that were shown in the study to be beneficial requires the ability to lower core body temperature to 35 degrees Celsius or less within a time window as short as about 15 minutes while patients are awake. InnerCool’s Accutrol catheter not only provides rapid cooling but the unique integrated temperature sensor enables fast and precise feedback of core body temperature, compared to delayed temperature feedback using peripheral temperature probes. Speed and precision are performance features that can be especially critical in acute care settings such as those following a heart attack.”

Rapid & Early Cooling Heart Attack Preclinical Study Results

This study was designed to further investigate the therapeutic potential of early and rapid hypothermia to preserve heart tissue following a heart attack. Using a closed-chest porcine heart attack model in which the coronary artery supplying the heart muscle was initially blocked and later reopened, as occurs in patients after a heart attack or acute myocardial infarction (MI), the investigators evaluated the effects of rapid cooling to a target temperature of 33 degrees Celsius to 35 degrees Celsius on myocardial infarct size as assessed by cardiac magnetic resonance imaging (MRI). Rapid hypothermia, induced by the infusion of one liter of cold saline in combination with InnerCool’s endovascular catheter-based temperature modulation system, initiated either prior to or after restoration of blood flow (reperfusion), was compared to a normal core body temperature of 38oC throughout the procedure.

The data showed that early rapid cooling substantially reduced the damage to heart muscle that typically follows a heart attack and reperfusion. In particular, cooling prior to reperfusion reduced overall myocardial infarct size by 43% compared to hypothermia after reperfusion (p<0.05), and by 39% compared to normothermia (p<0.05). In addition, hypothermia initiated either before or after reperfusion also significantly reduced impairment of blood flow in the coronary microvasculature (microvascular obstruction) that may be associated with reperfusion injury.

The results from this study are consistent with clinical findings from the Intravascular Cooling Adjunctive to Percutaneous Coronary Intervention (ICE-IT) study, a 228 patient study sponsored by InnerCool, in which infarct size was reduced (43% in anterior MIs and 39% in inferior MIs) in patients who were cooled rapidly to <35 degrees Celsius prior to reperfusion with an endovascular temperature modulation system as an adjunct to angioplasty and stent procedures. The current study further confirms this correlation between rapid cooling to a body core temperature of less than 35 degrees Celsius prior to reperfusion and reduction in infarct size.

“Preclinical and preliminary clinical data suggest that rapid patient cooling using intravenous cold saline in combination with endovascular hypothermia can be initiated without causing delay of reperfusion therapy and may have the potential to enable interventional cardiologists to dramatically reduce heart tissue damage following a heart attack,” stated David Erlinge, M.D., Ph.D. of the Lund University Cardiology Center.

New Clinical Heart Attack Study Underway

Based on these findings, InnerCool is sponsoring a study on the use of early and rapid cooling of patients with myocardial infarction (MI or heart attack), which is being co-sponsored and conducted by the interventional cardiology center at Lund University Hospital, Sweden. The ongoing clinical study, called RAPID MI-ICE (Rapid Intravascular Cooling in Myocardial Infarction as Adjunctive to Percutaneous Coronary Intervention), is expected to enroll approximately 20 patients who present within six hours of their heart attack and require angioplasty and stent procedures in order to restore blood flow to the heart. Eligible patients will be randomized to one of two treatment protocols, and the effects on heart tissue damage will be compared. Patients randomized to the cooling arm (hypothermia) will be infused with 1 liter of iced saline in addition to endovascular cooling with the InnerCool Accutrol™ catheter, which contains an integrated temperature sensor that accurately measures the patient’s core body temperature. Patients assigned to the normothermia arm will receive routine standard of care without induced hypothermia. The trial will employ cardiac MRI to provide an assessment of the damage to the heart, as measured by infarct size, within days of the heart attack. Additional details of the study can be found at www.clinicaltrials.gov.

Myocardial Reperfusion Injury

The American Heart Association estimates that the annual incidence of myocardial infarction (MI) is 600,000 new attacks and 320,000 recurrent attacks. After an acute myocardial infarction, early and successful myocardial reperfusion with the use of thrombolytic therapy such as tissue plasminogen activator (tPA) or primary percutaneous coronary intervention (PCI) is the most effective strategy for reducing the size of a myocardial infarct and other complications to lead to improved clinical outcome. Reperfusion, the process of restoring blood flow to the ischemic myocardium, can itself lead to additional injury beyond that caused by ischemia due to coronary blockage. This phenomenon, termed myocardial reperfusion injury, can reduce the beneficial effects of myocardial reperfusion. Preclinical studies in models of acute myocardial infarction suggest that reperfusion injury accounts for up to 50% of the final infarct size.

Reperfusion injury refers to damage to tissue caused when blood supply returns to the tissue after a period of ischemia such as during blockage of the coronary arteries. The temporary absence of oxygen and nutrients from blood creates a condition in which the restoration of blood flow results in inflammation and damage through the induction of oxidative stress, caused by the production of reactive oxygen species. Reperfusion injury is due in part to the inflammatory response of damaged tissues. White blood cells carried to the area by the newly returning blood release a variety of inflammatory factors in response to tissue damage. The restored blood flow reintroduces oxygen within cells that damages cellular proteins, DNA, and the cell’s plasma membrane. Damage to the cell's membrane may in turn cause the release of more inflammatory substances that may turn on apoptosis, or programmed cell death, involving a series of biochemical events that lead to a variety of cellular changes, including cell shrinkage, chromatin condensation, and chromosomal DNA fragmentation. White blood cells may also build up in small capillaries, obstructing them and leading to more ischemia. In its most extreme, myocardial reperfusion injury can result in the death of cardiac tissue that was viable immediately before the restoration of blood flow and, as a consequence, increased myocardial infarct size. Reperfusion injury is associated with adverse clinical outcomes after a heart attack and may contribute to patient mortality despite successful reperfusion.

About Patient Temperature Modulation

Patient temperature modulation is a rapidly-advancing field focused on preserving ischemic tissue and improving patient outcomes following major medical events such as cardiac arrest, heart attack and stroke, as well as in the management of patients experiencing trauma or fever. Temperature modulation is intended to cool patients in order to reduce cell death and damage caused by ischemic events in which blood flow to critical organs such as the heart or brain is restricted, and to prevent or reduce associated injuries such as tissue damage following a heart attack or adverse neurologic outcomes.

Numerous scientific and medical articles have described the usefulness of temperature modulation, such as induced hypothermia (cooling), which is designed to protect endangered cells, prevent tissue death and preserve organ function following acute events associated with severe oxygen deprivation such as cardiac arrest or stroke. Therapeutic hypothermia is believed to work by protecting critical tissues and organs (such as the heart, brain, and kidneys) following ischemic or inflammatory events, by lowering metabolism and preserving cellular energy stores, thereby potentially stabilizing cellular structure and preventing or reducing injuries at the cellular, tissue and organ level. Two international clinical trials on hypothermia after cardiac arrest published in The New England Journal of Medicine demonstrated that induced hypothermia reduced mortality and improved long-term neurological function. Based on these and other results, the American Heart Association (AHA) and the International Liaison Committee on Resuscitation (ILCOR) have issued guidelines recommending that cardiac arrest victims be treated with induced hypothermia.

Ischemic diseases constitute the largest segment of the medical market in the United States and in almost all developed countries worldwide. For example, in the U.S. and other developed countries, an estimated 1.4 million people experience cardiac arrest each year, of which an increasing number (currently about 350,000) survive to receive advanced care. The AHA guidelines now recommend the use of therapeutic cooling as part of the critical care procedures for patients with an out-of-hospital cardiac arrest following ventricular fibrillation. With respect to heart attacks, an estimated 325,000 people in the U.S., and approximately 375,000 people outside the U.S., receive emergency angioplasty or anti-clotting treatment as first-line care.

In the area of stroke, approximately 700,000 Americans experience a stroke each year, and a comparable number of patients are affected outside the U.S. Although tissue plasminogen activator (tPA) has been shown to lessen damage associated with a stroke, particularly if it can be administered within three hours of onset, many stroke patients continue to suffer advanced neurologic damage even though they have received tPA. More importantly, most stroke victims do not arrive at the hospital in time to be candidates for tPA. The American Stroke Association (ASA) has now identified the use of therapeutic hypothermia as a promising area of research for the potential treatment of stroke victims, and it is the subject of ongoing clinical studies being sponsored by InnerCool Therapies and supported by the U.S. National Institutes of Health.

About InnerCool

InnerCool Therapies, Inc., a subsidiary of Cardium Therapeutics, Inc., is a San Diego-based medical technology company in the emerging field of patient temperature modulation, which is designed to rapidly and controllably cool the body in order to reduce cell death and damage following acute ischemic events such as cardiac arrest or stroke, and to potentially lessen or prevent associated injuries such as adverse neurological outcomes. InnerCool is believed to be the only company developing, marketing and selling both cost-effective surface and high-performance endovascular patient temperature systems, providing a range of patient-appropriate solutions for hospital and medical centers. For more information about InnerCool and patient temperature modulation, please visit www.innercool.com.

InnerCool’s high-performance endovascular approach to patient temperature modulation is based on a single-use flexible metallic catheter and a fully-integrated cooling system, which allows for rapid and controlled cooling and re-warming. InnerCool’s endovascular system integrates a number of desirable features including a slim catheter profile, a highly efficient flexible metallic thermal transfer element, a built-in temperature monitoring sensor, and a programmable console capable of rapidly and controllably inducing, maintaining and reversing therapeutic cooling. InnerCool’s endovascular catheter-

based Celsius Control System™ has received FDA 510(k) clearance for use in inducing, maintaining and reversing mild hypothermia in neurosurgical patients, both in surgery and in recovery or intensive care. The system has also received FDA clearance for use in cardiac patients in order to achieve or maintain normal body temperatures during surgery and in recovery / intensive care, and as an adjunctive treatment for fever control in patients with cerebral infarction and intracerebral hemorrhage. Potential additional applications of the technology include endovascular cooling for cardiac arrest, acute ischemic stroke and myocardial infarction (heart attack). InnerCool’s next-generation RapidBlue™ system for high-performance endovascular temperature modulation is expected to receive FDA clearance in the second quarter 2008, and to initially have the same clearance as the Celsius Control System. The RapidBlue system includes a programmable console with an enhanced user interface and a catheter designed to quickly modulate patient temperature in association with surgery or other medical procedures. The RapidBlue system powers InnerCool’s Accutrol™ catheter, which has a flexible metallic temperature control element and a built-in temperature feedback sensor to provide fast and precise patient temperature control.

InnerCool’s CoolBlue surface temperature modulation system, which includes a console and a disposable CoolBlue™ vest with upper thigh pads, is designed to provide a complementary tool for use in less acute patients or in clinical settings best suited to prolonged temperature management. InnerCool’s CoolBlue vest and thigh pads wrap the body without requiring any adhesives to stick to the skin and produce cooling rates of around 1°C per hour, i.e. similar to those of currently-marketed surface cooling systems and endovascular systems using inflatable balloon-based catheters. InnerCool’s CoolBlue external or surface-based temperature modulation system is designed to cool or warm patients from outside of their bodies and is intended for use in less acute settings such as in-hospital fever management.

About Cardium

Cardium Therapeutics, Inc. and its subsidiaries, InnerCool Therapies, Inc. and the Tissue Repair Company, are medical technology companies primarily focused on the development, manufacture and sale of innovative therapeutic products and devices for cardiovascular, ischemic and related indications. Cardium’s lead product candidate, Generx™ (alferminogene tadenovec, Ad5FGF4), is a DNA-based growth factor therapeutic being developed for potential use by interventional cardiologists as a one-time treatment to promote and stimulate the growth of collateral circulation in the hearts of patients with ischemic conditions such as recurrent angina. For more information about Cardium and its businesses, products and therapeutic candidates, please visit www.cardiumthx.com or view its 2006 Annual Report at http://www.cardiumthx.com/flash/pdf/2006CardiumAnnualReport.pdf.

Cardium’s InnerCool Therapies subsidiary is a San Diego-based medical technology company in the emerging field of patient temperature modulation therapy to rapidly and controllably cool the body in order to reduce cell death and damage following acute ischemic events such as cardiac arrest or stroke, and to potentially lessen or prevent associated injuries such as adverse neurological outcomes. For more information about Cardium's InnerCool subsidiary and patient temperature modulation, including InnerCool’s Celsius Control System™, which has received regulatory clearance in the U.S., Europe and Australia, please visit www.innercool.com.

Cardium’s Tissue Repair Company subsidiary (TRC) is a San Diego-based biopharmaceutical company focused on the development of growth factor therapeutics for the treatment of severe chronic diabetic wounds. TRC’s lead product candidate, Excellarate™, is a DNA-activated collagen gel for topical treatment formulated with an adenovector delivery carrier encoding human platelet-derived growth factor-BB (PDGF-BB). Excellarate is initially being developed to be administered once or twice for the potential treatment of non-healing diabetic foot ulcers. Other potential applications for TRC’s Gene Activated Matrix™ (GAM™) technology include therapeutic angiogenesis (cardiovascular ischemia, peripheral arterial disease) and orthopedic products, including hard tissue (bone) and soft tissue (ligament, tendon, cartilage) repair. For more information about Cardium’s Tissue Repair Company subsidiary, please visit www.t-r-co.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that results observed in animal models of disease will be predictive of results in humans, that product modifications or launches will be successful or that the resulting products will be favorably received in the marketplace, that our products or proposed products will prove to be sufficiently safe and effective, that our products or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive, that results or trends observed in one clinical study will be reproduced in subsequent studies, that third parties on whom we depend will behave as anticipated, that necessary regulatory approvals will be obtained. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, our limited experience in the development, testing and marketing of therapeutic hypothermia devices and whether our efforts to launch new devices and systems will be successful or completed within the time frames contemplated, risks and uncertainties that are inherent in the conduct of human clinical trials, including the timing, costs and outcomes of such trials, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2008 Cardium Therapeutics, Inc. All rights reserved.

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Cardium Therapeutics™ and Generx™ are trademarks of Cardium Therapeutics, Inc.

Gene Activated Matrix™, GAM™ and Excellarate™ are trademarks of Tissue Repair Company.

InnerCool Therapies®, InnerCool®, Celsius Control System™, RapidBlue™, CoolBlue™ and

Accutrol™ are trademarks of InnerCool Therapies, Inc.